Filed Pursuant to Rule 424(b)(3)
File No. 333-110906
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated July 20, 2007)
CHINACAST EDUCATION CORPORATION
10,400,000 shares of Common Stock
400,000 Units
800,000 Warrants
     This Prospectus Supplement No. 1 supplements our prospectus dated July 20, 2007 (“Prospectus”), related to 9,200,000 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in our initial public offering pursuant to a prospectus dated March 17, 2004.
     This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified in reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
     Temporary Reduction in Exercise Price of Warrants
     The current exercise price of each warrant is $5.00
     We have offered to Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. (the “Fir Tree Warrantholders”) and Sherleigh Associates Inc. Defined Benefit Pension Plan and Sherleigh Assocaites Inc. Profit Sharing Plan (the “Sherleigh Warrantholders”), the right to exercise their warrants at the reduced exercise price of $4.25 per warrant. Additionally, in consideration for the full exercise of their warrants, we have agreed to issue the Fir Tree Warrantholders an aggregate of four hundred fifty nine thousand nine hundred twenty five (459,925) restricted shares of our common stock and issue the Sherleigh Warrantholders an aggregate of sixty two thousand nine hundred ninety four (62,994) restricted shares of our common stock.
     In connection with these warrant exercises, Broadband Capital Management LLC, will receive a commission equal to 5% of the exercise price for each warrant exercised.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 30, 2008